Exhibit 99.1

Nordstrom Reports Holiday Sales
•Sequential sales improvement, in-line with Company expectations, adjusting for Anniversary shift
•Digital sales grew 23% and continued to represent a majority of the business
SEATTLE, Wash. (January 13, 2021) - Nordstrom, Inc. (NYSE: JWN) today announced a net sales decline of approximately 22 percent for the nine-week holiday period ended January 2, 2021, compared with the nine weeks ended January 4, 2020.
Combined November and December sales were in-line with Company expectations for a decrease in the low-twenties percentage range for the fourth quarter. Sales trends increased sequentially by approximately 500 basis points relative to the third quarter, after adjusting for the shift of the Nordstrom Anniversary Sale from the second quarter to the third quarter in fiscal 2020.
During the holiday season, Nordstrom continued to leverage its digital and physical assets to provide a unique breadth of merchandise selection across brands, price points and styles and convenient shopping experiences for customers:
•December sales across the Nordstrom and Nordstrom Rack brands reflected sequential improvement from November with momentum continuing into January.
•Digital sales grew 23 percent over last year and represented 54 percent of total sales compared with 34 percent from the same period in fiscal 2019.
•Approximately 11 percent of Nordstrom.com orders were picked up in-store, which accelerated to more than 20 percent during the week preceding Christmas.
•Approximately 9 percent of Nordstromrack.com orders were picked up in-store, which was enabled by the integration of Nordstrom Rack store and online inventory in October.
•More than 30 percent of online orders were fulfilled from Nordstrom and Nordstrom Rack stores.
•As a result of expanded gifting selection, gifting items made up 67 percent of sales, an increase of 600 basis points from the prior year.
“We’re encouraged by the increasing momentum throughout and following the holiday season as we continue to unlock new ways to better serve customers on their terms with greater convenience and connection. By leveraging order pickup and store fulfillment capabilities across our two brands of Nordstrom and Nordstrom Rack, we're seeing benefits to our customers as well as to our business,” said Erik Nordstrom, chief executive officer of Nordstrom, Inc. “We're deeply appreciative of our team’s focus on providing customers with a strong holiday offering during these challenging times.”
As a result of its holiday performance, the Company continues to expect to deliver positive earnings before interest and taxes (EBIT) and operating cash flow for the fourth quarter. In addition, the Company expects fourth quarter EBIT margin to deleverage by approximately 500 basis points relative to the prior year primarily due to lower sales volume. Planned shipping surcharges and premium pay related to the holiday season also contributed to the year-over-year EBIT margin deleverage.
The Company is scheduled to hold its virtual investor event on February 4, 2021, and report its fourth quarter and full-year 2020 financial results on March 2, 2021, in which additional detail on the Company’s financial performance will be provided.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 358 stores in the U.S. and Canada, including 100 Nordstrom stores; 249 Nordstrom Rack stores; two clearance stores; and seven Nordstrom Local service hubs. Additionally, customers are served online through Nordstrom.com, Nordstrom.ca, Nordstromrack.com, HauteLook.com and TrunkClub.com. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. The words "will," "may," "designed to," "outlook," "believes," "should," "targets," "anticipates," "assumptions," "plans," "expects," or "expectations," "intends," "estimates," "forecasts," "guidance" and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this news release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are discussed in the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2020 and its Form 10-Qs for the fiscal quarters ended May 2, 2020, August 1, 2020 and October 31, 2020. These forward-looking statements are not guarantees of future performance and peak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

INVESTOR CONTACT:	Trina Schurman
Nordstrom, Inc.
Invrelations@Nordstrom.com

MEDIA CONTACT:	Gigi Ganatra Duff
Nordstrom, Inc.
NordstromPR@Nordstrom.com